FORM OF APPENDIX B

as revised May 14, 2021

CUSTODY AGREEMENT

The following open-end management investment companies ("Funds") are hereby made parties to the Custody Agreement dated November 28, 2006, with UMB Bank, n.a. ("Custodian") and CONESTOGA FUNDS, and agree to be bound by all the terms and conditions contained in said Agreement:

Conestoga Small Cap Fund

Conestoga SMid Cap Fund

Conestoga Mid Cap Fund

CONESTOGA FUNDS
Attest:	By: /s/ Robert M. Mitchell
Name: Robert M. Mitchell
Title: Chief Executive Officer
Date: May 14, 2021

UMB BANK, N.A.
Attest:	By: /s/ Bart L. Woodson
Name: Bart L. Woodson
Title: Vice President
Date: 5/17/2021